FOR IMMEDIATE RELEASE

eHealth Enters into Cooperation Agreement with Hudson Executive Capital

SANTA CLARA, Calif., – March 11, 2021 – eHealth, Inc. (NASDAQ: EHTH) ("eHealth" or the "Company") today announced that it has reached an agreement with Hudson Executive Capital LP (“HEC”) to immediately appoint one new director and engage in a process to mutually agree upon a second director in the next 45 days.

John Hass, former CEO of Rosetta Stone, was appointed to the Board of Directors (the “Board”) effective March 10, 2021.

Mr. Hass brings significant experience in executing value-generative transformation and advancing profitable innovation, as well as deep operational and financial expertise. With the addition of Mr. Hass and the expected appointment of an additional member in the near-term, the Company will have added or named for appointment six new directors over the last three years and its Board will consist of 10 members, nine of whom are independent.

“eHealth prides itself on its commitment to strong corporate governance and active shareholder engagement. We look forward to welcoming John and an additional independent director to our Board,” said Scott Flanders, Chief Executive Officer and Director of eHealth. “This is an important time for eHealth, and we are eager to benefit from the fresh perspectives and valuable insights of our new Board members as we continue building out our capabilities, executing our strategies and positioning our company to capture significant opportunities.”

“I am thrilled to join eHealth’s Board at a time when the Company’s mission has never been more critical,” said Mr. Hass. “eHealth has a unique platform and is well positioned to grow and win market share.”

In connection with this announcement, eHealth has entered into a cooperation agreement with HEC, which currently owns approximately 6% of the Company’s outstanding common stock.

Douglas G. Bergeron, Co-Managing Partner of HEC commented, “We appreciate the constructive dialogue we’ve had with eHealth over the last several months and to have worked collaboratively with the Board and management team to reach this resolution. We believe that the appointments of two new directors will help the Company focus on its important mission and execution.”

Pursuant to its agreement with the Company, HEC has agreed to customary standstill and voting commitments, among other provisions. The full agreement between HEC and eHealth will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About John Hass

John Hass most recently served as Chairman of the Board and Chief Executive Officer of Rosetta Stone, leading its transformation from a CD-based language company to a growing, subscription-based educational technology business serving K-12 schools, corporations and consumers. From 1988 to October 2006, he worked at Goldman, Sachs & Co. in roles of increasing responsibility, culminating in serving as a Managing Director in the Investment Banking Division. Mr. Hass received his Bachelor of Science in Finance from the University of Illinois at Urbana-Champaign.

About eHealth

eHealth, Inc. (NASDAQ: EHTH) operates a leading health insurance marketplace at eHealth.com and eHealthMedicare.com with technology that provides consumers with health insurance enrollment solutions. Since 1997, we have connected more than 8 million members with quality, affordable health insurance, Medicare options, and ancillary plans. Our proprietary marketplace offers Medicare Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business and other plans from over 180 health insurance carriers across fifty states and the District of Columbia.

About Hudson Executive Capital LP

Hudson Executive Capital (“HEC”) is a New York City-based value-oriented investor focused on engaging with US small and mid-cap public companies with identified and actionable opportunities to create outsized returns. Seasoned operating executives Douglas Braunstein and Douglas Bergeron lead an experienced investment team to help companies catalyze value and drive returns. A group of 30+ current and former public company CEOs are LPs in the fund and support all aspects of the investment model, including idea generation, investment due diligence, and execution. For more information about HEC, please visit www.hudsonexecutive.com.

Advisors

Moelis & Company LLC is serving as financial advisor to eHealth and Wilson Sonsini Goodrich & Rosati, Professional Corporation and Vinson & Elkins L.L.P. are serving as its legal advisors. Cadwalader, Wickersham & Taft is serving as legal advisor to HEC.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the appointment of additional directors to the Company’s board of directors, the benefits of adding new directors and the execution by the Company of its business strategies.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include those described in eHealth's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth's website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission's website at www.sec.gov.

All forward-looking statements in this press release are based on information available to eHealth as of the date hereof, and eHealth does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Relations Contact

Kate Sidorovich, CFA
Vice President, Investor Relations
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
650-210-3111
kate.sidorovich@ehealth.com

Media Relations Contact

Lara Sasken
Vice President, Communications
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
lara.sasken@ehealth.com

Jim Golden / Aaron Palash
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